Exhibit 8

                               FORM OF TAX OPINION

                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004

                               _____________, 2000

Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Board of Directors
MECH Financial, Inc.
100 Pearl Street
Hartford, Connecticut  06103

Gentlemen and Ladies:

                  This  opinion is being  delivered  to you in  accordance  with
Section 7.1(f) of the Agreement and Plan of Merger (the "Agreement"), dated as of December 1, 1999, as amended on December 21, 1999, by and between Webster Financial Corporation ("Webster"), a Delaware corporation and MECH Financial, Inc. ("MECH"), a Delaware corporation. Pursuant to the Agreement, MECH will be merged with and into Webster (the "Merger"). The Agreement also provides for Mechanics Savings Bank ("MS Bank"), a Connecticut chartered savings bank and wholly owned subsidiary of MECH, to merge with and into Webster Bank ("Webster Bank"), a federally chartered savings bank and wholly owned subsidiary of Webster (the "Bank Merger").

                  In connection  with the  preparation of this opinion,  we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of Webster Bancorp (File No. 333-33228) filed with the Securities and Exchange Commission ("SEC") on March 24, 2000, as amended and declared effective by the SEC on May ____, 2000 (the "Registration Statement") and the Proxy Statement/Prospectus included as a part thereof; (3) representations and certifications made to us by Webster; (4) representations and certifications made to us by MECH; and (5) such other instruments and documents related to the formation, organization and operation of Webster and MECH or to the consummation of the Merger and the Bank Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                            The Proposed Transaction

                  Based solely upon our review of the documents set forth above, and upon such information as Webster and MECH have provided to us and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

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                  Webster is the holding  company of Webster Bank.  Both Webster and Webster Bank are headquartered in Waterbury, Connecticut. Webster Bank offers full service business and retail banking services throughout Connecticut.

                  MECH is the holding company of MS Bank. MS Bank is headquartered in the Hartford, Connecticut. MS Bank conducts business from branch locations throughout the greater Hartford area. Historically, MS Bank has been engaged in the business of attracting deposits from the general public and earning income on those funds through various lending and investment activities.

                  It is proposed that pursuant to the Agreement and the General Corporation Law of the State of Delaware, MECH will merge with and into Webster. As a result of the Merger, MECH's corporate existence will cease and Webster will be the Surviving Corporation. As the Surviving Corporation, Webster will succeed to all of the assets and liabilities of MECH. Immediately after consummation of the Merger, MS Bank will merge with and into Webster Bank in the Bank Merger, with Webster Bank as the Surviving Bank.

                  The purpose of the Merger and the Bank Merger is to enable Webster to acquire the assets and business of MECH. After the Merger and the Bank Merger, it is expected that some of MS Banks' branch banking offices will remain open and will be operated as banking offices of Webster Bank. The Merger and the Bank Merger will result in an expansion of Webster Bank's primary market area to include MS Bank's banking offices in Connecticut. The assets and business of MS Bank's banking offices will broaden Webster's existing operations in Hartford County, where Webster Bank currently has banking offices. Webster expects to achieve reductions in the current operating expenses of MECH upon the consolidation of MS Bank's operations into Webster Bank.

                  By virtue of the Merger, each share of MECH Common Stock issued and outstanding prior to the Effective Time (other than certain shares to be canceled) will be converted into and exchangeable for 1.52 shares of Webster Common Stock. Certificates for fractions of shares of Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of MECH Common Stock otherwise entitled to a fraction of a share of Webster Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the Webster Common Stock, which will be deemed to be the average of the daily closing prices per share for Webster Common Stock for the twenty consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date. Under Section 33-856 of the Connecticut Business Corporation Act, MECH shareholders are entitled to dissent from the Merger.

                  At the Effective Time, each option granted by MECH to purchase shares of MECH Common Stock which is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of Webster Common Stock, with adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the

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Merger) due  execution  and delivery of all  documents  where due  execution and delivery are prerequisites to the effectiveness thereof.

                  2.  The  Merger  will  be  consummated   in  accordance   with
applicable state law and will qualify as a statutory merger under applicable state law.

                  3. All representations made to us are true, correct, and complete. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); both Webster and MECH will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Webster nor MECH has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinion set forth above. This letter does not address the Bank Merger or any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of MECH or that may be relevant to particular classes of MECH shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of MECH Common Stock who receives an option to purchase shares of Webster Common Stock in exchange therefor pursuant to the Merger.

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                  4. Our opinion set forth herein is based upon the  description of the contemplated transactions as set forth above in the section of this letter captioned "The Proposed Transaction," and in the Agreement and the Proxy Statement/Prospectus (the "Transactions"). If the actual facts relating to any aspect of the Transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Transactions or to any transaction whatsoever, including the Merger, if the Transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion is provided to Webster and MECH only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Webster, MECH and the MECH shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                               Sincerely yours,



                                               HOGAN & HARTSON L.L.P.